Exhibit 99.1

For Immediate Release

Company Contact:	Investor Relations Contact:
Ms. Veronica Chen, Chief Financial Officer	Mr. Crocker Coulson, President
Email: veronica.chen@milkgoat.com.cn	Email: crocker.coulson@ccgir.com
Tel: +86-22-2798 4169	Tel: +1-646-213-1915 (NY office)
www.ccgirasia.com

Yayi International Announces Second Quarter Fiscal Year 2011 Results

TIANJIN, CHINA – November 16, 2010 – Yayi International Inc., (OTC Bulletin Board: YYIN) ("Yayi International" or "the Company"), the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children, and adults in the People’s Republic of China (“China”), today announced its unaudited financial results for the second quarter of Fiscal 2011 ended September 30, 2010.

Second Quarter Highlights

  Net sales increased 53.5% year-over-year to $8.4 million

  Gross margin expanded 100 basis points to 65.8% from 64.8% for the three months ended June 30, 2010

  The Company reported a net loss of $0.5 million compared with net income of $1.2 million for the three months ended September 30, 2009. Adjusted net income was $0.3 million, or $0.01 per diluted share, for the three months ended September 30, 2010 compared with $1.3 million, or $0.05 per diluted share for the three months ended September 30, 2009

  Added a key national distributor, Eastern Hua-tong Group Corp., China’s most renowned distributor of branded dairy formula

  Expanded its executive team with the addition of Ms. Meiping Li as Sales Director, effective July 21, 2010

"We are delighted to see continued revenue growth, and especially continued improvement in gross margin on a sequential basis of our new product portfolio," said Ms. Li Liu, Chief Executive Officer of Yayi International. "During the quarter, we added a key national distributor of branded dairy formula and renewed our contract with an important national food distributor, which we believe will strategically position us for strong future sales growth. In addition, we seized the opportunity arising from renewed public concerns about the safety of cow milk formula, as we launched our new series of products for infants and toddlers. We have enhanced our sales and marketing efforts at infant-maternity stores and expect them to result in greater market share in the infant formula segment in the following quarters.”

Second Quarter Results

For the three months ended September 30, 2010, net sales increased 53.5% to $8.4 million from $5.5 million for the same period in 2009. The increase was mainly attributable to a shift in product mix and a 31.8% increase in unit sales price. Furthermore, the Company has achieved an increase in sales volume of 16.4% from the current 10 product lines as compared to 58 for the same period last year. The Company witnessed favorable market reactions following a successful distributor conference in early 2010. Noticeably, in September, Yayi International launched its 365g series products for infants and toddlers, primarily for sale at infant-maternity stores, to expand its share in the infant formula market.

Gross profit for the three months ended September 30, 2010 increased 46.6% to $5.5 million on a year-over-year basis. Gross profit margin narrowed to 65.8% from 68.9% a year ago, which was primarily attributable to higher unit costs due to slotting fees paid to hypermarkets and supermarkets and costs related to free giveaways utilized to attract new customers. On a sequential basis, gross margin improved 100 basis points to 65.8% from 64.8% from the fiscal first quarter ended June 30, 2010, reflecting the introduction of the new higher-margin product portfolio and higher selling prices.

Operating expenses for the fiscal second quarter increased to $5.4 million from $1.8 million for the same period last year. The increase was primarily attributable to the increase in sales and marketing expense as well as general administrative expenses. Sales and marketing expense for the three months ended September 30, 2010 more than tripled to $4.2 million as the Company invested in building its “Milkgoat” brand by, among other things, launching a prime-time TV commercial to promote its new product lines nationwide, initiating a sales road show program across 23 provinces and municipalities during the quarter, and hiring temporary promoters. The Company expects its sales and marketing expenses to trend down in the following quarters of fiscal 2011. General and administrative expense increased 174.4% to $1.2 million primarily due to the stock options of $0.5 million granted to key employees and certain directors in June 2010, as well as increased staffing cost of $0.2 million for new senior managers, in addition to other management compensation expenses. On a sequential basis, operating expenses increased only 17.5% from $4.6 million for the three months ended June 30, 2010.

As a result, the Company had an operating profit of $0.1 million, compared with $2.0 million for the three months ended September 30, 2009.

For the three months ended September 30, 2010, the Company reported net loss of $0.5 million, or $0.02 per basic and diluted share, compared with net income of $1.2 million, or $0.05 per basic and diluted share for the three months ended September 30, 2009. For the quarter ended September 30, 2010, the number of weighted average diluted shares increased to 26.4 million shares from approximately 25.0 million shares due to the dilutive effect of warrants and convertible notes issued in the fiscal second quarter ended September 30, 2010.

Excluding stock-based compensation expenses, debt issuance costs and accretion of debt discount from $8.92 million convertible notes and Series F Warrants as well as the change in fair value of derivative liabilities, adjusted net income available to common shareholders was $0.3 million, or $0.01 per basic and diluted share for the three months ended September 30, 2010 compared with adjusted net income of $1.3 million, or $0.05 per basic and diluted share, excluding debt issuance costs and accretion of debt discount from the Company’s Series A Warrants for the same period of 2009. For a full reconciliation of net income, please see the reconciliation table below.

Six Months Results

Net sales for the six months ended September 30, 2010 increased 24.6% to $16.0 million, from $12.9 million in the same period of 2009. Gross profit for the six months ended September 30, 2010 increased 21.1% to $10.5 million from $8.6 million for the six months ended September 30, 2009. Gross margin decreased to 65.3% from 67.2% . Operating income for the six months ended September 30, 2010 was $0.5 million, compared to $4.6 million a year ago. Net loss attributable to common shareholders was approximately $0.4 million, or $0.02 per diluted share, for the six months ended September 30, 2010 compared with net income of $3.0 million, or $0.12 per diluted share, in the same period of 2009. After adjusting for $0.7 million of stock-based compensation expenses, $0.07 million of debt issuance costs and accretion of debt discount from $8.92 million convertible notes and Series F Warrants as well as $0.1 million of change in fair value of derivative liabilities, net income available to common shareholders was $0.5 million, or $0.01 per diluted share for the six months ended September 30, 2010 compared with net income of $3.2 million, or $0.13 per diluted share after adjusting for $0.2 million for debt issuance costs and accretion of debt discount from the Company’s Series A Warrants for the same period of 2009.

Reconciliation of Adjusted Net Income

To supplement the Company's condensed consolidated financial statements for the three months ended September 30, 2010 and September 30, 2009 presented on a GAAP basis, the Company provided adjusted financial information in this release that exclude the impact of stock based compensation expenses related to its employee stock ownership plan and a debt issuance costs and accretion of debt discount from $8.92 million convertible notes and Series F Warrants as well as the change in fair value of derivative liabilities. The Company's management believes that these adjusted measures, adjusted net income and adjusted diluted earnings per share provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest GAAP measure appears in the table below:

	Three
	months	Three months	Six months	Six months
	ended	ended	ended	ended
	September	September 30	September 30	September 30
	30
	2010	2009	2010	2009

Reported net income (loss)	(452,518)	1,205,213	(419,620)	2,988,225

Amortization of deferred debt issuance cost and accretion of debt discount from convertible notes	69,833	120,516	69,833	234,275

Change in fair value of derivative liabilities	136,887	0	136,887	0

Stock-based compensation expenses	552,061	0	696,478	0

Adjusted net income available to common shareholders	306,263	1,325,729	483,578	3,222,500

Basic weighted average number of shares outstanding	26,436,881	25,000,000	26,423,362	25,000,000

Diluted weighted average number of shares outstanding	42,754,761	25,000,000	43,232,911	25,000,000

Adjusted net income (loss) available to common shareholders per basic shares	0.01	0.05	0.02	0.13

Adjusted net income (loss) available to common shareholders per diluted shares	0.01	0.05	0.01	0.13

Financial Condition

As of September 30, 2010, Yayi International held $7.6 million in cash and cash equivalents and $11.4 million in working capital. Long-term advances were $19.0 million as of September 30, 2010 mainly due to the construction of factory, warehouse, and office buildings and the purchase of machinery equipment for the Company’s new production facilities in Tianjin and Weinan of Shaanxi Province. As of September 30, 2010, the Company had $6.1 million in short-term debt, and no long-term loans outstanding. Shareholders' equity was $11.6 million, compared with $11.0 million as of March 31, 2010.

For the six months ended September 30, 2010, the Company used $3.4 million in cash for operating activities compared with $2.0 million for the same period in 2009, mainly due to lower net income, an increase in accounts receivable due to the extension of payment terms and increased prepaid expenses, as well as an increase in inventory to prepare for the winter season as dairy goats do not lactate between November and February.

For the fiscal years ending March 31, 2011 and 2012, the Company intends to spend approximately $18.2 million in purchasing equipment and machinery for goat milk processing facilities, constructing dairy farms and milk collection stations in Weinan and Fuping of Shaanxi Province, purchasing packing equipment and renovating the office and staff buildings in Jinghai, Tianjin.

Recent Events

On September 28, 2010, the Company announced that it completed a private placement with a group of accredited investors of 892 units at a puchase price of $10,000 per unit, each consisting of a 3-year, 9% convertible note in the principal amount of $10,000 and a 3-year Series F common stock purchase warrant to purchase 1,250 shares of the Company’s common stock, par value $0.001 per share at an exercise price of $2.50 per share. The offering resulted in gross proceeds of approximately $8.92 million to the Company.

Business Outlook

Yayi International has continued to expand its distribution network and has thus far as of November 7, 2010 signed sales contracts with distributors for an aggregate expected sales value of approximately $76 million (value-added tax included).

Due to the heightened government inspection of milk products, the Company decided to postpone the date for installing equipment at its milk collection stations in Fuping to January 2011. Moreover, the Company believes the Jinghai facility in Tianjin will be subject to more stringent inspection following the newly issued guidance by the General Administration of Quality Supervision, Inspection and Quarantine of China regarding the safety and quality of dairy products, which will lead to a delay of more than six months for the completion of the project.

“While the first two quarters seemed soft due to the ongoing business transition, we are delighted to see solid sales momentum and growing public awareness of our goat milk products. We remained optimistic about delivering solid results in the remaining quarters as our sales are seasonally skewed with peak season normally ranging from September to February,” said Ms. Liu. “As we augment market penetration, we are committed to quality control initiatives that continuously ensure that our practices ranging from the collection of raw goat milk and production to processing and packaging to meet the most stringent national safety standards. While we have postponed the commencement of production at the new processing plant in Tianjin in order to ensure that we meet the heightened quality requirements, and suspended the installation of processing and central system pipelines at our new raw milk processing facility in Shaanxi Province as the local government is conducting exploration work for the discovered ancient artifacts on the site, we remain optimistic about our current capacity meeting the existing demand. ”

Because of the ongoing ramp-up of sales following the restructuring of the product portfolio, as well as the upcoming peak season that hampers the predictability of sales, the Company is carefully assessing its sales guidance of between $58.6 million and $65.9 million for the fiscal year ending March 31, 2011 and will provide updates as its business continues to evolve. Nonetheless, the Company is working diligently towards meeting the guidance.

About Yayi International

Yayi International is the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children and adults in China. Its current formula product lines are targeted at the premium market segment and health-conscious consumers. The Company has a vertically-integrated production process. It sources raw goat milk from its proprietary dairy farms and neighboring goat dairy farmers on a long-term contract basis in milk collection centers, which ensures high quality control of its products. The Company's distribution network comprises of a nationwide footprint across China in 23 provinces and municipalities including domestic and multinational supermarkets, infant-maternity store chains, and drug stores as well as catalogue sales and a dedicated online store at Taobao.com.

Forward-looking Statements:

This press release contains certain statements that may include 'forward-looking statements'. All statements other than statements of historical fact included herein are 'forward-looking statements'. These forward looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Financial Tables Follow

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three months ended		Six months ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$8,413,837	$5,481,604	$16,024,103	$12,864,383
Cost of goods sold	(2,874,931)	(1,704,397)	(5,555,168)	(4,223,079)
Gross profit	5,538,906	3,777,207	10,468,935	8,641,304

Operating expenses:
Sales and marketing expenses	(4,186,627)	(1,375,495)	(7,745,793)	(2,834,819)
General and administrative expenses	(1,206,659)	(439,724)	(2,238,185)	(1,164,225)
Total operating expenses	(5,393,286)	(1,815,219)	(9,983,978)	(3,999,044)

Income from continuing operations	145,620	1,961,988	484,957	4,642,260

Other income (expenses):
Interest income	2,588	5,231	5,511	7,122
Interest expenses	(216,674)	(139,458)	(363,670)	(334,325)
Amortization of deferred debt issuance cost	(69,833)	(120,516)	(69,833)	(203,523)
Change in fair value of derivative liabilities	(136,887)	-	(136,887)	-
Other income, net	1,388	(21,699)	(24,801)	(44,282)

Income before income tax	(273,798)	1,685,546	(104,723)	4,067,252

Income tax expenses	(178,720)	(480,333)	(314,897)	(1,079,027)

Net (loss) income from continuing operations	(452,518)	1,205,213	(419,620)	2,988,225

Other comprehensive income
Foreign currency translation adjustment	510,548	8,693	626,283	3,362

Comprehensive income	$58,030	$1,213,906	$206,663	$2,991,587

Earnings per share of common stock
- Basic	(0.02)	0.05	(0.02)	0.12
- Diluted	(0.02)	0.05	(0.02)	0.12

Weighted average shares of common stock outstanding
- Basic	26,436,881	25,000,000	26,423,362	25,000,000
- Diluted	26,436,881	25,000,000	26,423,362	25,000,000

YAYI INTERNATIONAL INC. AND SUBSIDIARIES CONDENSED
CONSOLIDATED BALANCE SHEETS

	September 30	March 31
	2010	2010
	(unaudited)	(audited)

ASSETS
Current assets:

Cash and cash equivalents	$7,553,550	$4,727,677
Restricted cash	454,873	28,314
Accounts receivables, net of allowances of $104,893 and $53,771	6,887,968	3,530,937
Other receivable, net of allowances of $19,659 and $22,833	1,164,880	993,293
Inventories, net of allowances	3,951,784	2,561,265
Prepaid expenses	2,784,857	1,002,494
Land use rights – current portion	19,236	18,847
Advances – current portion	255,149	1,165,620
Deferred financing cost – current portion	96,818	-

Total current assets	23,169,115	14,028,447

Property, plant and equipment, net	4,479,814	3,734,552
Construction in progress, net	2,099,666	2,770,578
Livestock	569,163	659,584
Goodwill	284,108	278,372
Land use rights	934,537	923,525
Advances	18,727,396	17,816,135
Deferred tax asset	204,303	252,646
Deferred financing cost	966,800	-

Total assets	$51,434,902	$40,463,839

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Short term loans	$6,093,548	$6,704,406
Accounts payable	1,765,246	662,120
Other payable and accrued expenses	1,502,914	1,257,185
Advance from customers	127,013	141,136
Income and other tax payable	1,375,292	1,338,194
Accrued sales return	-	45,503
Due to related parties – current portion	868,959	-
Long term loans – current portion	38,191	40,823

Total current liabilities	11,771,163	10,189,367

Long-term liabilities:
Due to related parties	4,513,779	5,312,801
Derivative liabilities	4,684,368	-
Convertible notes, net of discount of $4,315,553 and $0	4,617,789	-
Long-term loans	-	17,009

	13,815,936	5,329,810

Total liabilities	25,587,099	15,519,177

Commitments and contingencies (Note 18)	-	-
PREFERRED STOCK, par value $0.001, 10,000,000 shares authorized, Series A 10% non-cumulative redeemable convertible preferred stock, redemption $9.80 per share plus 25% interest from date of issuance to date of redemption, 1,530,612 shares issued and outstanding	14,264,871	14,264,871

STOCKHOLDERS' EQUITY

Common stock, par value $0.001, 100,000,000 shares authorized, 26,450,546 and 26,387,728 shares issued and outstanding, respectively	26,450	26,387
Additional paid in capital	5,417,752	4,721,337
Statutory surplus reserve fund	1,142,397	1,142,397
Retained earning	4,062,223	4,481,843
Accumulated other comprehensive income	934,110	307,827

Total stockholders’ equity	11,582,932	10,679,791

Total liabilities and stockholders' equity	$51,434,902	$40,463,839

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended
	September 30,
	2010	2009
	(unaudited)	(unaudited)
Cash flow from operating activities

Net (loss) income	$(419,620)	$2,988,225
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	268,341	176,897
Depreciation of livestock	48,699	3,995
Amortization of land use rights	7,893	-
Amortization of deferred debt issuance cost	56,491	24,685
Allowance of bad debts-Accounts receivable	49,137	5,527
Allowance of bad debts-Other receivable	(4,000)	(21,458)
Employee stock based compensation	696,478	-
Sales return allowance	(45,520)	(173,786)
Change in fair value of derivative liabilities	136,887	-
Accretion of debt discount	13,342	178,838

(Increase) decrease in operating assets, net of effect of acquisition:
Restricted cash	(17,336)	(41,896)
Accounts receivables	(3,275,779)	231,367
Other receivables	(142,864)	(366,685)
Inventories	(1,314,873)	72,830
Prepaid expenses	(1,730,014)	(5,035)
Advances	950,192	(1,249,664)
Deferred tax asset and current assets	53,878	(122,383)

Increase (decrease) in operating liability, net of effect of acquisition:
Accounts payable	1,071,662	(50,751)
Advance from customers	(16,118)	13,512
Income and other tax payable	7,636	205,493
Other payable and accrued expenses	227,791	56,893
Net cash (used in) provided by operating activities	(3,377,697)	1,926,604

Cash flows from investing activities
Purchase of equipment	(209,014)	(182,525)
Advance for construction of factory and warehouse	-	(2,752,960)
Advance for purchase of equipment	(530,026)	-
Construction in progress	(33,972)	(2,014,526)
Purchase and breeding of livestock	53,363	7,419
Net cash used in investing activities	(719,649)	(4,942,592)

Cash flows from financing activities
Proceeds from short term loans	8,865,013	4,093,237
Repayment of short term loans	(9,608,176)	(4,418,321)
Repayment of long term loans	(20,500)	(16,905)
Net proceeds from issuance of Series A preferred stock	-	14,264,871
Capital contribution from shareholders	-	5,978
Net proceeds received from issuance of convertible notes	8,031,819	-
Change in restricted cash in escrow	(408,090)	-
Dividend paid to previous stockholders of Tianjin Yayi	-	(2,544,125)
Due (from) to related parties	(5,609)	2,450,307
Net cash provided by financing activities	6,854,457	13,835,042

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